EXHIBIT 3.3


                              DORSEY & WHITNEY LLP
                               COUNSELORS AT LAW
                                250 Park Avenue
                               New York, NY 10177
                              Writer's Direct Dial
                                 (212) 415-9286
                              Fax: (212) 953-7201


                                  May 13, 2015


The Bank of New York Mellon, as Trustee of
Guggenheim Defined Portfolios, Series 1310
INFRASTRUCTURE & MLP PORTFOLIO OF CEFS, SERIES 22
NATIONAL MUNICIPAL PORTFOLIO OF CEFS, SERIES 28
NEW YORK MUNICIPAL PORTFOLIO OF CEFS, SERIES 23
SENIOR LOAN & INCOME PORTFOLIO OF CEFS, SERIES 27
2 Hanson Place
Brooklyn, New York  11217


Ladies and Gentlemen:

We are acting as your counsel in connection with the execution and delivery by you of a certain Reference Trust Agreement (the "Trust Agreement"), dated as of today's date between Guggenheim Funds Distributors, LLC, as Depositor (the "Depositor"), and you, as Trustee, establishing Guggenheim Defined Portfolios, Series 1310, (I) INFRASTRUCTURE & MLP PORTFOLIO OF CEFS, SERIES 22; (II) NATIONAL MUNICIPAL PORTFOLIO OF CEFS, SERIES 28; (III) NEW YORK MUNICIPAL PORTFOLIO OF CEFS, SERIES 23; AND (IV) SENIOR LOAN & INCOME PORTFOLIO OF CEFS, SERIES 27 (the "Trusts"), and the execution by you, as Trustee under the Trust Agreement, of receipts for units evidencing ownership of all of the units of fractional undivided interest (such receipts for units and such aggregate units being herein respectively called "Receipts for Units" and "Units") in the Trusts, as set forth in the prospectus (the "Prospectus"), included in the registration statement on Form S-6, as amended to the date hereof (the "Registration Statement"), relating to the Trusts. The Trusts consists of equity and/or debt securities (the "Securities") (including delivery statements relating to contracts for the purchase of certain Securities not yet delivered and cash, cash equivalents or an irrevocable letter or letters of credit, or a combination thereof, in the amount required to pay for such purchases upon the receipt of such Securities) as listed under "Portfolio" in the Prospectus (such Securities, delivery statements and cash, cash equivalents, letter or letters of credit being herein called the "Portfolio Assets").

We have examined the Trust Agreement, and originals (or copies certified or otherwise identified to our satisfaction) of such other instruments, certificates and documents as we have deemed necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid instruments, certificates and documents.

Based on the foregoing, we are of the opinion that:

1. The Bank of New York Mellon is a corporation organized under the laws of the State of New York with the powers of a trust company under the Banking Law of the State of New York.

2. The Trust Agreement is in proper form for execution and delivery by you, as Trustee, and each has been duly executed and delivered by you, as Trustee, and assuming due authorization, execution and delivery by the Depositor, the Trust Agreement is a valid and legally binding obligation of The Bank of New York Mellon.

3. The Receipts for Units are in proper form for execution by you, as Trustee, and have been duly executed by you, as Trustee, and pursuant to the Depositor's instructions, the Trustee has registered on the registration books of the Trusts the ownership of the Units by Cede & Co., as nominee of The Depository Trust Company where it has caused the Units to be credited to the account of the Depositor.

In rendering the foregoing opinion we have not considered, among other things, the merchantability of the Portfolio Assets, whether the Portfolio Assets have been duly authorized and delivered or the tax status of the Portfolio Assets under any federal, state or local laws.

The foregoing opinions are limited to the laws of the State of New York and the federal laws of the United States of America. This opinion is for your benefit and may not be disclosed to or relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.

                                                               Very truly yours,

                                                        /s/ DORSEY & WHITNEY LLP
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                                                            DORSEY & WHITNEY LLP